Exhibit 10.1

310 Hunt Club Road, Ottawa, Ontario

Lease

THIS LEASE made as of the 4th day of September, 2020.

BETWEEN:

310 Hunt club limited partnership,

by its general partner 310 hunt club gp

inc.

(hereinafter called the “Landlord”),

- and -

Variation biotechnologies Inc.

(hereinafter called the “Tenant”).

WHEREAS pursuant to a ground lease (the “Ground Lease”) made as of January 31, 1997 between Her Majesty the Queen in Right of Canada, as landlord, and the Ottawa Macdonald-Cartier International Airport Authority (“OMCIAA”), as tenant, the OMCIAA has leased, among other things, that certain parcel of land (the “Land”) more particularly described in Schedule A hereto and situated at the Ottawa Macdonald-Cartier International Airport, Gloucester, Ontario (the “Airport”), all upon the terms and conditions set forth in the Ground Lease;

AND WHEREAS pursuant to a lease (the “Head Lease”) dated July 22, 2005 between OMCIAA, as landlord, and Aeroterm Ottawa Corporate Centre Corporation (“Aeroterm”), as tenant, the OMCIAA leased to Aeroterm the Land and all the Leasehold Improvements (as defined therein) thereon, including the building located on the Land and municipally known as 310 Hunt Club Road, Ottawa, Ontario (the “Building”), all as more particularly described in the Ground Lease and all upon the terms and conditions set forth in the Ground Lease;

AND WHEREAS the Landlord has taken an assignment of the Head Lease effective August 2019;

AND WHEREAS the Landlord has agreed to lease to the Tenant office space on the second floor of the Building having a total current area of approximately 2,688 square feet (the “Rentable Area”), as more particularly described and identified on the plan attached hereto as Schedule B (the “Premises”), all on the terms contained in this Lease;

NOW THEREFORE in consideration of the mutual covenants contained herein, the sum of $2.00 now paid by each party to the other and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the Landlord and the Tenant agree as follows:

Article 1

INTERPRETATION

1.1	Number, Gender, Liability

The grammatical changes required to make the provisions of this Lease apply in the plural sense where the Tenant comprises more than one person and to corporations, firms, partnerships or individuals, male or female, will be assumed as though in each case fully expressed.

1.2	Headings and Captions

The Article numbers, Article headings, Section numbers and Section headings are inserted for convenience of reference only and are not to be considered when interpreting this Lease.

1.3	Obligations as Covenants

Each obligation or agreement of the Landlord or the Tenant expressed in this Lease shall be a covenant for all purposes.

1.4	Governing Law

This Lease shall be interpreted under and is governed by the laws of the Province of Ontario and all federal laws of Canada applicable therein.

1.5	Currency

All Rent and other amounts of money in this Lease are expressed in and refer to Canadian dollars and shall be paid in the lawful currency of Canada.

1.6	Severability

If any provision of this Lease is illegal or unenforceable, it shall be considered severable from the remaining provisions of this Lease, which shall remain in force.

1.7	Successors and Assigns

This Lease and everything herein contained shall benefit and bind the successors and assigns of the Landlord and the permitted successors and assigns of the Tenant.

1.8	Schedules

The Schedules shall form part of this Lease and are as follows:

Schedule A	-	Description of Land

Schedule B	-	Premises

1.9	Time of the Essence

Time is of the essence of this Lease and every part thereof.

1.10	Statutory References

Any reference in this Lease to any act, statute or any other applicable laws or any section thereof shall be deemed to be a reference to such act, statute, other applicable laws or section as amended or re-enacted from time to time except as otherwise expressly provided herein or therein.

Article 2

GRANT OF LEASE

2.1	Demise

The Landlord hereby Leases the Premises to the Tenant, upon and subject to the provisions of this Lease, to have and to hold during the Term (as hereinafter defined). The Tenant hereby Leases the Premises from the Landlord for the Term and covenants to pay the Rent and to observe and perform all the covenants and obligations to be observed and performed by the Tenant pursuant to this Lease.

2.2	Examination of Premises

The Tenant acknowledges that: (i) it has examined the Premises and is accepting the Premises in their present condition on an “as is” basis, without reservation or qualification; and (ii) the Landlord shall have no obligations, express or implied, to perform any work in the Premises at any time before, during or after the term of the Lease. The Premises will be provided to the Tenant with all existing furnishings and partitions included, with the exception of the boardroom chairs and table that will be removed prior to the Commencement Date (as defined herein).

2.3	End of Term Restoration

The parties hereto agree that the Tenant shall not be required to restore the Premises to base building condition at the expiry or early termination of the Term. For greater certainty, no improvements existing in the Premises as of the Commencement Date (as hereinafter defined), will be required to be removed on expiration or early termination of the Term, as applicable, but any additional improvements made during the Term, including, without limitation, any dividing walls erected by the Tenant within the Premises, may be subject to removal on expiration or early termination of the Term, as applicable, on request by the Landlord.

Article 3

TERM

3.1	Lease Term

The term of this Lease (the “Term”) shall commence on October 1, 2020 (the “Commencement Date”) and, shall end on April 30, 2023. In no event shall the Term extend beyond the date of the termination of the Head Lease. If the Head Lease is terminated in accordance with its terms (whether by expiry or other termination) this Lease shall be automatically terminated at the same time as the Head Lease is terminated.

Article 4

RENT

4.1	Basic Rent

Subject to Section 4.3 below, for the period beginning on the Commencement Date and ending on April 30, 2023, the Tenant shall pay to the Landlord, without any deduction, set-off or abatement whatsoever, except as may be otherwise provided herein, a basic rent (the “Basic Rent”) for the Premises in the following amounts

Period	Basic Rent (psf)
October 1, 2020 – December 31, 2020	$14.22
January 1, 2021 – December 31, 2021	$14.50
January 1, 2022 – December 31, 2022	$14.79
January 1, 2023 – April 30, 2023	$15.09

The Basic Rent shall be payable monthly in advance in equal, consecutive instalments, on the first day of each and every calendar month, from and after the Commencement Date, the first such payment to be made on the Commencement Date, together with all HST (as defined below) thereon. If any year of the Term commences on any day other than the first day, or ends on any day other than the last day, of a calendar month, all Rent and other sums payable by the Tenant for the fractions of a month at the commencement or expiration of the applicable year of the Term, as the case may be, shall be calculated on a per diem basis based on a period of three hundred and sixty-five (365) days.

4.2	Additional Rent

The Tenant shall also pay on a monthly basis to the Landlord as additional rent in respect of the Premises (“Additional Rent”), the Tenant’s share (the “Tenant’s Share”), based on the Rentable Area of the Premises as a proportion of the total leaseable area of the Building, of those costs, taxes and expenses defined as Additional Rent in the Tenant’s lease dated September 1, 2014, as amended and extended, for Suite 201 (the “Adjacent Lease”). The Additional Rent Cap of $20.50 shall apply to the Additional Rent throughout the Term.

4.3	Payments Generally

Payments by the Tenant to the Landlord of whatsoever nature required or contemplated by this Lease shall:

(a)	be made when due hereunder, without notice or demand therefor and without any abatement, set-off, compensation or deduction whatsoever except as may be otherwise provided herein at such place as the Landlord may designate from time to time to the Tenant; no event, act, circumstance, change of laws, political, constitutional or governmental change, or any other matter whatsoever, whether foreseen or unforeseen, ordinary or extraordinary, and whether or not within the contemplation of the parties at the commencement of the Term shall relieve the Tenant of the obligation to pay all Rent payable hereunder; without limiting the generality of the foregoing, the Tenant agrees that it shall not have any right of deduction, set-off or abatement whatsoever with respect to any claims that it may have against the Landlord pursuant to or in respect of any other agreement with the Landlord (unless Additional Rent has been overpaid in any calendar year, in which case the Landlord shall issue a credit note in favour of the Tenant to set-off the overpaid amount against the next Rent payment);

(b)	be applied towards amounts then outstanding hereunder in such manner as the Landlord reasonably determines; and

(c)	bear interest at the rate equal to that in the Adjacent Lease from the due date to the date of payment, calculated daily, before and after demand, default and judgment.

For purposes of this Lease, “Rent” means Basic Rent, Additional Rent, and all other monies (save and except goods and services taxes) payable by the Tenant hereunder, whether to the Landlord or otherwise.

4.4	Harmonized Sales Tax

In addition to all amounts payable by the Tenant under this Lease as Rent, the Tenant shall pay, at the same time as the Basic Rent is payable hereunder, all harmonized sales taxes (“HST”) exigible under the Excise Tax Act (Canada) and any similar legislation calculated on or in respect of amounts payable by the Tenant as Rent under this Lease or otherwise payable as a result of this Lease or services or supplies provided hereunder. Notwithstanding any other provision of this Lease, any amounts payable by the Tenant in respect of HST shall not be deemed to be consideration for the supply of space under this Lease or for the provision of any other service by the Landlord. Notwithstanding that HST is not Rent under this Lease, the Landlord shall have the same rights and remedies for the recovery of such amounts payable as HST as it has for other amounts payable as Basic Rent under this Lease.

4.5	Net Lease

The Tenant acknowledges and agrees that it is intended that this Lease shall be a completely carefree and absolutely net lease for the Landlord, except as is otherwise expressly provided in this Lease, and that the Landlord shall not be responsible during the Term for any costs, charges, taxes (other than Landlord’s income taxes), levies, impositions, expenses or outlays of any nature whatsoever arising from or relating to the Premises, this Lease, the use of the Premises or any services or supplies provided by the Landlord hereunder, whether foreseen or unforeseen, ordinary or extraordinary and whether or not within the contemplation of the parties at the commencement of the Term, except as is otherwise expressly provided in this Lease. Any amount and any obligation relating to the Premises or this Lease which is not expressly declared in this Lease to be the responsibility of the Landlord shall be the responsibility of the Tenant to be paid or performed by or at the Tenant’s expense.

4.6	Unavoidable Delay

Whenever and to the extent that the Landlord or the Tenant shall be unable to fulfill or shall be delayed or restricted in the fulfilment of any obligation hereunder during the period of such unavoidable delay hereunder in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs by reason of being unable to obtain the material, goods, equipment, service or labour required to enable it to fulfil such obligation, or by reason of any statute or order-in-council or regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller, board, governmental department or officer or other authority or by reason of not being able to obtain any permission or authority required thereby or by reason of any other cause beyond its control whether of the foregoing character or not, then either the Landlord or the Tenant, as the case may be, shall be deemed not to be in default in the performance of such covenant or obligation and any period for the performance of such obligation shall be extended accordingly and the other party to this Lease shall not be entitled to compensation for any loss, inconvenience, nuisance or discomfort thereby occasioned, provided that the foregoing shall in no event be construed so as to relieve the Tenant of its obligation to pay Rent as it becomes due.

Article 5

common areas, utilities and services

5.1	Use of Common Areas and Facilities

In connection with this Lease and the ongoing and continuous use and occupation by the Tenant of the Premises, but subject to the terms and conditions of the Head Lease and this Lease, the Tenant shall also be entitled to (and, accordingly, the Landlord shall provide and deliver to the Tenant) the non-exclusive access to and benefit and use of the Common Areas and Facilities, as such term is defined and conditioned in the Adjacent Lease.

5.2	Parking

Subject to the same obligations as set forth in the Adjacent Lease, the Tenant shall have the exclusive right at all times during the Term to use for itself and its officers, agents, employees, servants, contractors, customers, clients and invitees, any 11 additional parking spaces (i.e. in addition to the 36 parking spaces provided pursuant to the Adjacent Lease), determined on a first-come, first-served basis, in the parking area located on the Land outside of the Building, the whole free of any additional rent or charge. The Landlord agrees to be responsible for the maintenance of the Parking Spaces.

5.3	Utilities

The Tenant hereby acknowledges and agrees that, if a significant increase in electricity consumption is identified as a result of the Tenant’s use of the Premises, the Landlord shall have the option, exercisable in its sole and absolute discretion by written notice to the Tenant, to install, at the Tenant’s sole cost and expense, separate meters or other measuring devices in the Premises or elsewhere to measure the Tenants electricity consumption (the “Electricity Consumption Measuring Work”). The Tenant agrees to use commercially reasonable efforts to cooperate with the Landlord to facilitate the Electricity Consumption Measuring Work and not interfere with such Electricity Consumption Measuring Work. The parties agree that, upon notice from the Landlord to the Tenant of the completion of the Electricity Consumption Measuring Work, the Additional Rent payable by the Tenant pursuant to Section 4.2 shall include the full cost of the electricity consumption measured by the meters or other measuring devices installed pursuant to the Electricity Consumption Measuring Work and shall exclude the Tenant’s Share of the general electricity cost for the Building.

5.4	Hazardous Substances

(a) The Tenant agrees to comply with the Head Lease, the Landlord’s protocols and procedures as the same may be amended from time to time, and all the applicable laws and regulatory requirements relating to fisheries, the preservation or protection of the environment and the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any substances, materials or waste regulated or prohibited by such laws or regulatory requirements, including pollutants, contaminants, deleterious substances, dangerous goods or hazardous wastes (collectively, “Hazardous Substances”) through, in or on the Land.

(b) The Landlord agrees to comply with the Head Lease, the Landlord’s protocols and procedures and all the applicable laws and regulatory requirements relating to fisheries, the preservation or protection of the environment and the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances through, in or on the Land.

(c) Without limiting Section 6.1(l) below, if the Tenant or those for whom it is at law responsible causes or permits a spill or other release of a Hazardous Substance on, in or under the Land, the Tenant shall be responsible, at its sole cost and expense, for the investigation and remediation of the affected area(s) and the Tenant agrees to indemnify and save harmless the Landlord, its officers, directors, employees and those for whom it is at law responsible, from any and all damages, losses, costs, orders, fines, charges, expenses, claims, demands, liabilities and obligations with respect to such spill or release of the Hazardous Substance, except as may be caused by or incurred due to the gross negligence or willful misconduct of the Landlord.

Article 6

TENANT’S COVENANTS

6.1	Tenant’s Covenants

The Tenant covenants and agrees with the Landlord as follows:

(a)	to pay the Rent hereby reserved including, without limitation, Basic Rent and Additional Rent, on the days and in the manner aforesaid, without deduction or set off, except as may be otherwise provided herein;

(b)	to insure in respect of the Premises in the same manner as required under the Adjacent Lease;

(c)	to observe and perform all of the covenants, provisos, conditions and agreements as required under the Adjacent Lease;

(d)	not to assign, sublet or part with possession of all or any part of the Premises, including, without the prior written consent of the Landlord, which consent (i) shall not be unreasonably withheld or delayed, (ii) may be subject to the Landlord’s reasonable conditions of compliance by the assignee, or other transferee, as applicable, with the Head Lease and this Lease, and (iii) shall be further subject to obtaining the prior written consent of the OMCIAA;

(e)	not to use the Premises for any purpose other than as laboratory and business offices and uses ancillary thereto permitted by Applicable Laws and the terms of the Head Lease;

(f)	that the Premises shall only be occupied by the Tenant, its employees and others engaged in carrying on the business of the Tenant, including, without limitation, affiliates, partners and others operating pursuant to contractual terms with the Tenant;

(g)	that all of the provisions of the Head Lease to the extent that they relate to the Premises are deemed to be incorporated into this Lease, mutatis mutandis, to the same extent as if all of the covenants to be observed and performed by the Landlord thereunder as they relate to the Premises (other than the covenants of the Landlord to pay Base Rent and Additional Rent), were contained in this Lease as covenants to be observed and performed by the Tenant for the benefit and advantage of the Landlord;

(h)	not to make any improvements or modifications to the Premises except in accordance with the obligations and conditions contained in the Adjacent Lease;

(i)	to leave the Premises at the end of the Term or the earlier expiry of this Lease in the condition required pursuant to the Adjacent Lease;

(j)	that all of the remedies, rights and powers of the OMCIAA under the provisions of the Head Lease are deemed to be incorporated into this Lease, mutatis mutandis, and shall, for the purposes of this Lease, be the remedies, rights and powers of the Landlord in the event of any default or breach by the Tenant of its obligations under this Lease; and

(k)	except with respect to any fraudulent, negligent or unlawful act or omission or wilful misconduct of the Landlord or those for whom it is at law responsible, to indemnify and save harmless the Landlord, its officers, directors, employees and those for whom it is at law responsible, from any and all damages, losses, costs, charges, expenses, claims, demands, liabilities and obligations, whether under the Head Lease or otherwise, with respect to its use of the Premises and the Common Areas and Facilities including, without limitation, as a result of a failure by the Tenant to observe and perform its obligations under this Lease.

Article 7

LANDLORD’S COVENANTS

7.1	Landlord’s Covenants

Subject to the Tenant paying the Rent hereby reserved and observing and performing all of its obligations hereunder and subject to the terms of the Head Lease, the Landlord hereby covenants and agrees with the Tenant as follows:

(a)	to pay to the OMCIAA the rent and other monies reserved by and in the manner provided for under the Head Lease;

(b)	to observe and perform the obligations of the tenant under the Head Lease (except to the extent that the Tenant is required to observe and perform such obligations in respect of the Premises);

(c)	to enforce its rights as tenant under the Head Lease in respect of all of the covenants, provisos, conditions and agreements which are to be observed and performed by the OMCIAA pursuant to the provisions of the Head Lease if the Tenant provides its written approval to such enforcement as same relates to the Premises, provided that the Tenant will pay to the Landlord on demand all of the Landlord’s reasonable costs, expenses and disbursements incurred in doing so as same relate to the Premises only;

(d)	that upon the Tenant paying the Rent hereby reserved and observing and performing all of its obligations hereunder and subject to the terms of the Head Lease, the Tenant shall peacefully and quietly enjoy the Premises for the Term without any interruption, hindrance or disturbance by the Landlord or any other person or persons claiming under it;

(e)	except with respect to any fraudulent, negligent or unlawful act or omission or wilful misconduct of the Tenant or those for whom it is at law responsible, to indemnify and save harmless the Tenant from and against all actions, proceedings, damages, losses, costs, charges, expenses, claims, demands, liabilities and obligations arising from any omission by the Landlord to pay when due the Landlord’s rent reserved under the Head Lease (unless the Tenant has failed to pay the Rent then due to the Landlord under this Lease) or arising from a breach of any of the Landlord’s covenants as tenant under the Head Lease (other than those required to be performed and observed by the Tenant with respect to the Premises pursuant to the terms of this Lease); and

(f)	to promptly provide the Tenant with a copy of all notices received by the Landlord from the OMCIAAto the extent that such notices affect the Premises.

Article 8

HEAD Lease

The Tenant acknowledges and agrees that the Lease, demise and use and occupancy of the Premises by the Tenant are subject, and at all times subordinate, to the Head Lease between the Landlord, as tenant, and the OMCIAA, as landlord. The Tenant further acknowledges and agrees that it has no greater interest in the Lands or Building than that of the Landlord pursuant to the Head Lease and as such, if the Head Lease ends, so too will the Tenant’s rights, privileges and interest under this Lease. The Tenant shall not have any rights at law or otherwise to claim against the OMCIAA or any other person with a reversionary interest in and to the Lands or Building for occupancy of the Premises, nor any right to elect to stand in the same position as the Landlord vis-à-vis the OMCIAA. Any rights or privileges afforded by this Lease to the Landlord may be exercised by the OMCIAA or such person from which the OMCIAA derives its own rights and privileges. Further, the Tenant acknowledges that any consent or approval to be obtained by the Tenant hereunder may be subject to consent, approval and authorization under the Head Lease. The Landlord hereby represents and warrants to the Tenant that the Head Lease is in good standing and that, to its knowledge, it has not committed any default or breach thereunder.

Without limiting any other provision of this Lease, the Tenant acknowledges and agrees that the Lands are proximate to airports and as such the Tenant will not do any act or thing, or omit to do any act or thing that would constitute a breach of any rules, regulations and laws with respect to aviation or the operation of an airport.

Notwithstanding any other provision of this Lease, or any other agreement of the parties, the maximum term of this Lease and all renewals and extensions thereof, shall not exceed the maximum term of the Head Lease less one day.

Article 9

NOTICES

9.1	Notice

(a) Any notice, demand, statement or request (in this Section referred to as “notice”) herein required or permitted to be given under this Lease shall be in writing and shall be deemed to have been sufficiently and effectually given if signed by or on behalf of the party giving the notice and delivered in person, transmitted by email or delivered by a major international courier company, for next day delivery with charges prepaid, addressed as follows:

(i)	if to the Landlord:

Suite 380, 18 Louisa Street
Ottawa, ON K1R 6Y6

Attention: Ken Jennings
Email: kjennings@jenningsdevelopments.com

(ii)	if to the Tenant:

at the Premises

Attention: Athena Kartsaklis
Email:Akartsaklis@vbivaccines.com

(b) Any such notice, if delivered: (i) by email, shall be deemed to have been given on the day on which it was transmitted if transmitted on a business day prior to 5:00 p.m., Ottawa time, or, otherwise, on the next following business day; (ii) by personal delivery, shall be deemed to have been given when delivered in fact; or (iii) by courier, shall be deemed to have been given on the next business day following the date it was sent.

(c) Any party hereto may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 9.1.

Article 10

miscellaneous

10.1	Registration of Lease

Neither the Tenant nor anyone on the Tenant’s behalf or claiming under the Tenant shall register this Lease or any other instrument or notice pertaining to this Lease against the Land without the prior consent of the Landlord.

10.2	Waiver

If either the Landlord or Tenant excuses or condones any default of the other of any obligation under this Lease, no waiver of such obligation shall be implied as a result of any continuing or subsequent default.

10.3	Partial Payment of Rent

Acceptance by the Landlord of a lesser amount than the monthly payment of Rent herein stipulated and any endorsement or statement on any cheque or documentation accompanying any payment of Rent shall not be deemed an acknowledgement of full payment or an accord and satisfaction, and the Landlord may accept such payment without prejudice to the Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

10.4	Brokers

Each party shall be responsible for the payment of any and all brokerage fees, consulting fees, commissions or finder’s fees due to any broker or agent that has been retained by it in connection with this Lease, each pursuant to such party’s agreement with its respective broker or agent, and hereby agrees to save harmless the other party in connection therewith.

10.5	Power and Authority

The Landlord represents and warrants that the Landlord has full power and authority to enter into and grant this Lease.

10.6	No Partnership

Notwithstanding any provisions of this Lease, nothing in this Lease shall be construed as constituting any partnership, joint venture or any other relationship other than the relationship of Landlord and Tenant.

10.7	Entire Agreement

This Lease, and the provisions of the Head Lease incorporated herein, contain all the terms and conditions of the agreement between the Landlord and the Tenant relating to the matters herein provided and supersede all previous agreements or representations of any kind made by either party in reference thereto.

10.8	Counterparts

This Lease may be executed in two counterparts and delivered by email transmission of a copy of an originally or electronically executed document, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the date first written above.

310 Hunt Club Limited Partnership, by its General Partner, 310 Hunt Club GP Inc.

By	/s/ Christian Jennings
Name:	Christian Jennings
Title:	Director

I have authority to bind the Corporation

variation biotechnologies inc.

By	/s/ Jeff Baxter
Name:	Jeff Baxter
Title:	CEO

I have authority to bind the Corporation

Schedule A

DESCRIPTION OF LAND

Schedule B

PREMISES